Exhibit 10.4

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”), dated as of January 17, 2023, is by and between Limbach Facility Services, LLC, a Delaware limited liability company (“Limbach Services” and the successor to 1347 Capital Corp., a Delaware corporation) (“1347”), Limbach Holdings, Inc. a Delaware corporation (the “Company”) and the parent of Limbach Services and Charles A. Bacon, III (the “Executive”).

WHEREAS, reference is made to the Employment Agreement by and between Limbach Services as successor to 1347 and Executive, dated as of March 23, 2016 (the “Employment Agreement”);

WHEREAS, capitalized terms used in this Agreement that are not defined shall have the meanings ascribed to them as are set forth in the Employment Agreement;

WHEREAS, reference is also made to the Limbach Holdings, Inc. Amended and Restated Omnibus Incentive Plan, as then amended or earlier similar plans (collectively, the “Omnibus Plan”);

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of Limbach Services and serves in the same capacities for the Company and currently serves on the Board of Directors of the Company (the “Board”);

WHEREAS, the Board believes that succession planning is in the best interests of the Company and its stockholders and succession planning is a very high priority for the Board;

WHEREAS, as part of its succession planning process, the Board, Executive and certain members of the Company’s senior management team (in conjunction with Board direction, oversight and input) formulated a process to evaluate and select as successor for Executive in his roles as President and Chief Executive Officer;

WHEREAS, in conjunction with this Agreement, the Company is also announcing that as of March 29, 2023 Michael M. McCann, the Company’s current Executive Vice President and Chief Operating Officer will be named, promoted and elevated to the role of the Company’s President and Chief Executive Officer (the “Transition”);

WHEREAS, the Company believes this Agreement is in the best interests of the Company and its stockholders, insofar as it is establishing an orderly transition of the responsibilities of the Company’s President and Chief Executive Officer and, thereafter, providing an amicable, coordinated and planned Transition, and providing Executive with certain benefits in exchange for Executive releasing the Company and related persons or entities from any claims as it is customary in separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist;

WHEREAS, subject to the other provisions of this Agreement, in order to facilitate the Board’s succession planning, Executive has agreed to continue to serve in his current roles with the Company and its affiliates until March 28, 2023;

WHEREAS, subject to the other provisions of this Agreement, in order to facilitate the Board’s succession planning, Executive has agreed, beginning on March 29, 2023, to continue to serve the Company as a Special Advisor to the Company until the Termination Date. The Senior Advisor role will be the sole capacity under which Executive would serve the Company (other than as a member of the Company’s Board) as more fully set forth in this Agreement;

WHEREAS, in order to facilitate the Board’s succession planning, Executive has agreed to continue to serve with the Company and its affiliates until the earliest of (i) April 30, 2023, (ii) Executive’s death or Disability, (iii) the date of Executive’s termination of employment for Good Reason (as defined below), (iv) the date the Executive’s termination is for Cause and (v) the date the Company terminates Executive’s employment for any reason (the last day of Executive’s employment with the Company, the “Termination Date”); and

WHEREAS, the Company, Limbach Services and Executive desire to set forth each of their respective rights and obligations in respect of Executive’s departure and Transition from the Company and its affiliates.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	March 28th Transition and Termination Date as to Employment.

a.	March 28th. Subject to the other provisions of this Agreement, Executive agrees that, as of March 28, 2023, Executive will step down from all of his positions with the Company (other than as a member of the Company’s Board) and its affiliates and continue to be engaged as an employee of Limbach Services in the sole capacity of a Special Advisor (acting subject to and at the direction of the Company’s Chief Executive Officer and Board). Executive agrees to execute such documentation as may be reasonably required to effectuate the details in the immediately preceding sentence.

b.	Termination Date. Subject to Section 2 below, Executive, Limbach Services and the Company agree that, effective on the Termination Date, to the extent not already the case, all of Executive’s positions with the Company (other than as to a member of the Company’s Board) and its affiliates and his employment with them hereby shall end and that his employment as a Special Advisor for the Company and from any and all other positions held by Executive with the Company, Limbach Services and their subsidiaries and affiliates shall terminate. Executive agrees to execute such documentation as may be reasonably required to effectuate the separation detailed in the immediately preceding sentence. Subject to Executive’s rights under this Agreement, including the rights under Sections 3,4 and 5 hereof, nothing shall prohibit the Company from otherwise terminating Executive’s employment.

c.	“Good Reason.” It is agreed and understood, that the definition of “Good Reason” in the Employment Agreement shall be amended and restated as follows: “Good Reason” means the occurrence of any one or more of the following without the Executive’s written consent, provided that the Executive has given written notice to the Company within 60 days following the occurrence of the event giving rise to Good Reason, and such event remains uncured for 30 days following the Company’s receipt of written notice thereof from the Executive: (i) a reduction in the Base Salary or annual cash bonus target (for the avoidance of doubt, from the Base Salary or annual cash target then in effect) and (ii) loss of, or failure to renew the Company’s directors and officers insurance policy on terms that are no less favorable to the Executive, in the aggregate, as the policy then in effect, except as prohibited or required by applicable law.

2.	Board Service with the Company. Notwithstanding Section 1 above, it is agreed that Executive shall continue, subject to his earlier resignation, death or removal (required to be done in accordance with the Company’s governance documents and applicable law), to be a member of the Board until the Company’s annual stockholders meeting for 2023, to occur on or around June 2023 (the date of such meeting the “Annual Meeting Date”), at which time Executive’s term as a director will end and Executive would not be re-nominated to an additional term as a director and will retire from the Board at such annual meeting. Notwithstanding the forgoing, the Executive for the remainder of his term as a member of the Board will be subject to all of the Company’s governance documents and applicable law. During the period between the Termination Date and the Annual Meeting Date (i.e. for the months of May and June), Executive will be compensated for his Board service at a rate of $5,000 per month (or an aggregate of $10,000 for the two months) with a grant of time-based restricted stock units (RSUs) granted as of the Termination Date for an equivalent of 1,151 shares of the Company’s common stock, par value $.0001 per share, such RSUs to vest ratably and equally over the months of May and June and to be fully vested upon the Annual Meeting Date. Such RSU grant will be made pursuant to the form of annual time-based RSU Award for Non-Employee Directors with adjustments made to conform the grant to the two month vesting and cause complete vesting on the Annual Meeting Date. Such payments shall not be subject to any withholdings or deductions, unless required by law.

3.	Accrued Obligations. Within 30 calendar days of the Termination Date unless an earlier date is required by law, Executive will receive the Accrued Obligations (including, to the extent not yet paid as of the Termination Date, Executive’s bonus pursuant to the 2022 Short Term Incentive Plan).

4.	Separation Benefits. Upon (x) the termination of Executive’s employment (i) at April 30, 2023 and subject to Executive’s continued employment through April 30, 2023 in accordance with this Agreement, (ii) due to Executive’s death or Disability, (iii) by the Company without Cause or (iv) by Executive for Good Reason; (y) Executive’s execution of a release in the form attached as Exhibit A to this Agreement (the “Release”) within 21 calendar days following the Termination Date, and the non-revocation of the Release during the seven-day period following execution of the Release (together, the “Release Conditions”), and (z) Executive’s compliance in all material respects with this Agreement and the Employment Agreement, as amended herein (for the avoidance of doubt, any post-employment obligations thereunder shall commence to run from the Termination Date), Executive shall be entitled to the following severance rights and employment termination benefits:

a.	Company Long-Term Incentive Awards under the Omnibus Plan.

i.	Time-based RSUs. Any Company time-based restricted stock units (RSUs) held by Executive as of the Termination Date will follow the terms of the Omnibus Plan and the award agreements thereunder and terminate if not vested on the date the Executive’s Service (as the term is defined in the Limbach Holdings, Inc. Omnibus Incentive Plan Time-Based And Performance-Based Restricted Stock Unit Agreements) terminates, which for the avoidance of doubt, would be the last day of the Executive’s service on the Board. Exhibit B hereto sets forth the time-based restricted stock units (RSUs) as of the date hereof held by Executive. As such all time-based restricted stock units (RSUs) held by Executive as of the Termination Date that are unvested as of that date will terminate.

ii.	Performance-based PSUs. A pro-rata portion (calculated based upon the sum of the number of months Executive is employed by the Company during any applicable performance period, with such sum divided by the total months in the performance period (months to be rounded up or down as determine by the Company’s the Compensation Committee based on the number of days of service in such month in its reasonable discretion)) of any performance stock units (PSUs) that are held by Executive and are outstanding as of the Termination Date shall remain eligible to vest based on actual performance through the entire performance period, on an “as if, and when”, earned basis. Exhibit C hereto sets forth the illustration of such pro-ration based on a April 30, 2023 Termination Date.

iii.	Continuation of Base Salary for the Severance Period. The Company shall pay to Executive a continuation of his annual base salary of $689,000, payable in accordance with the Company’s normal payroll practice for a one-year period beginning on the first payroll date after the date the Release Conditions are met.

iv.	Pro-Rata Bonus. No later than March 15, 2024, the Company shall pay to Executive a pro-rata bonus related to his 2023 Short Term Incentive Plan – Cash Bonus in respect of 2023, based on the Company’s actual performance and pro-rated for the period of time from and including January 1, 2023 through and including the Termination Date.

v.	Continuation of Benefits. Executive shall be entitled to: (A) continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan(s)), and any health care flexible spending or savings account (collectively, “Group Health Coverage”) for 12 months following the Termination Date (the “Benefit Continuation Period”). In accordance with the continuation of Group Health Coverage for the Benefit Continuation Period, the Company (or its subsidiaries) will continue to pay premiums as currently paid by the Company (or its subsidiaries) for the Benefit Continuation Period at the contribution level in effect for the Executive as of the Termination Date and as may be increased over the Benefit Continuation Period at the contribution level in effect for other active employees (for the avoidance of doubt, this subsection (A) is meant to provide Executive Group Health Coverage during the Benefit Continuation Period as though he was still employed during that period and with the equivalent cost sharing between the Company (or its subsidiaries) and Executive as is occurring on the Termination Date. At the end of the Benefit Continuation Period, Executive shall be permitted to participate in any COBRA continuation coverage, subject to any legal requirements or that are customary under the Company’s policies. All costs, expenses or premiums related to such COBRA continuation coverage will be borne by Executive and (B) the benefits as set forth on Schedule 4a.v. hereof.

vi.	Change in Control. If, prior to the Termination Date, a Change in Control occurs, then such Change in Control will have the same effect as it would be treated under the Employment Agreement.

The parties agree that the entitlements set forth in this Section 4 shall supersede those entitlements set forth in the Employment Agreement. Executive acknowledges and agrees that Executive’s rights and benefits under this Section 4 are subject to the satisfaction of the Release Conditions and Executive’s compliance in all material respects with the Employment Agreement (as modified herein) and this Agreement, subject to notice from the Company of any such noncompliance and not less than 10 days to cure if capable of cure, and Executive shall forfeit all rights and benefits under this Section 4 if the Release Conditions are not satisfied, if Executive does not comply with the terms of the Release or if Executive materially breaches any provision of the Employment Agreement (including, but not limited to, the post-employment covenants in the Employment Agreement that survive and are modified herein) and/or this Agreement. Any outstanding amount payable to Executive hereunder shall be paid by the Company to the legal representative of his estate in the event of his death prior to such payment being made by the Company.

5.	Accrued Paid Time Off and D&O/Continued Indemnification. Within 30 calendar days of the Termination Date unless an earlier date is required by law, the Company will pay to Executive a lump sum equal to Executive’s accrued and unused vacation as of the Termination Date, less applicable tax withholdings and any then incurred expenses that have not been reimbursed in accordance with Company policy. Through the Termination Date and for a period of six (6) years thereafter, the Board shall cause the Company to purchase (if not already in existence) and maintain, at the Company’s own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable to the Executive than the coverage provided to other directors and similarly situated executives of the Company. In addition, the Executive’s indemnification protections pursuant to Section 5 of the Employment Agreement shall continue to apply following the Termination Date.

6.	Covenant. The Company will instruct its senior management (those direct reports to the Company’s Chief Executive Officer) and use its reasonable commercial efforts to cause its current and future members of the Board to not directly or indirectly through another person or entity make any disparaging statements or disparaging communications regarding the Executive or the Executive’s performance with the Company, either in a public forum or outside the exclusive presence of the Board, provided, however, that the Company shall not be required to make any untruthful statement or to violate any law or applicable regulation.

7.	Continuing Obligations. Executive’s obligations pursuant to Section 8 of the Employment Agreement and the post-employment obligations in the Time-Based and Performance-Based Restricted Stock Unit Agreements shall remain in effect. For purposes of clarity, Section 8(a) of the Employment Agreement and Section 6 of the Performance-Based Restricted Stock Unit Agreements shall not prohibit Executive from managing, controlling, participating in, consulting with, rendering services for, or in any other manner engaging with any entity that provides general contracting services, construction managers services, or any specialty contractors that do not provide mechanical, electrical or plumbing services. For the avoidance of doubt, this Section 7 in no way alters or amends any other section of the Employment Agreement, including Section 8(b) related to the Executive’s non-solicitation obligations.

8.	Full Settlement; No Obligation to Mitigate; Effect of Certain Terminations of Employment.

a.	Full Settlement. Executive agrees that the payments and benefits contemplated by Sections 4 and 5 of this Agreement shall be in full satisfaction of any rights and benefits due to Executive upon a termination of Executive’s employment with the Company and/or Limbach Services or their affiliates.

b.	No Obligation to Mitigate. Notwithstanding Section 8(g) of the Employment Agreement (which is hereby superseded and shall not apply to Executive), in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

c.	Effect of Certain Terminations of Employment. Notwithstanding anything else contained herein, if Executive’s employment with the Company is terminated for Cause or voluntarily by Executive without Good Reason (except in the case of death or Disability) prior to April 30, 2023, Executive shall no longer be entitled to the payments and benefits that would otherwise be provided pursuant to this Agreement. In either such event, Executive shall only be entitled to payment of the Accrued Obligations and the compensation and benefits to which Executive is entitled under the Company’s benefit and compensation plans, including the Long-Term Incentive Awards and Omnibus Plan.

9.	Tax Withholding. Except as set forth in Section 2 hereof, All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes and other ordinary or required deductions.

10.	Legal Fees. Within 30 days of the execution of this Agreement, the Company shall directly pay to Executive’s legal counsel an amount equal to the documented fees and expenses of such counsel (redacted invoices are acceptable) actually incurred in connection with the review and negotiation of this Agreement, including any tax advice regarding the compensation and benefits paid pursuant to this Agreement, up to a maximum of $15,000.

11.	Entire Agreement. This Agreement, the Release and Sections 5 through 7, Section 8(a) (as modified herein) -(b) and 8 (d)-(f), clause (i) of Section 8(g), Sections 9 through 11,Sections 13 through 15, Sections 19 and 21 of the Employment Agreement (which survive and remain in force and effect) constitute the entire agreement between the parties with respect to the subject matter hereof (other than with respect to any equity- and cash-based incentive awards referenced herein), and supersede any and all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof, including the Employment Agreement except for those parts of the Employment Agreement that survive noted above.

12.	Executive’s Cooperation. During his employment and for 3 years from the date of this Agreement, the Executive shall reasonably cooperate with the Company and its subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available, subject to scheduling in consideration of Executive’s personal and professional commitments, to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are in or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this Section after the Annual Meeting Date, the Company shall: (i) reimburse the Executive for reasonable travel expenses (including, but not limited to, lodging and meals) and legal fees incurred in connection with providing such assistance (subject to the Company’s reasonable written pre-approval of any such legal fees, where such approval will not be unreasonably withheld), promptly and in any event within 30 days following submission of receipts, and (ii) with respect to Executive’s cooperation with any matters that are not (x) related to potential litigation or similar adversarial proceedings involving the Company or its subsidiaries and/or (y) active litigation or similar adversarial proceedings, compensate Executive at a rate of $5,000 per day for such assistance (pro-rated for any partial day).

13.	Additional Limitations (Clawback). This Agreement, the agreements referenced herein and compensation paid under this Agreement and/or the agreements referenced herein will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and any Company policy adopted with respect to compensation recoupment, to the extent the application of such rules, regulations and/or policies is permissible under applicable local law. This provision will not be the Company’s exclusive remedy with respect to such matters.

14.	Section 409A of the Code.

d.	General. It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code (“Section 409A”) to the fullest extent permissible under applicable law; provided, that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

e.	Specified Employee. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Termination Date, the Executive shall not be entitled to any payment or benefit pursuant to Section 4 hereof until the earlier of (A) the date which is six months after his separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of the Executive’s death; provided, that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to the Executive upon or in the six month period following the Executive’s separation from service that are not so paid by reason of this Section 12b shall be paid (without interest) as soon as practicable (and in any event within 30 days) after the date that is six months after the Executive’s separation from service (provided that in the event of the Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within 30 days, after the date of the Executive’s death).

f.	Reimbursement. Any reimbursement payment or in-kind benefit due to the Executive pursuant to Section 12 c, to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 12 c are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year.

g.	Installment Payments. For purposes of Section 409A, the Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

15.	Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or of another State) and the parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York.

16.	Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

17.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and/or Limbach Services, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This Agreement shall not be assignable by Executive. If Executive shall die before all the payments required by this Agreement to be made to Executive have been made, then all remaining payments shall be made to Executive’s estate or such person or trust as Executive shall designate.

18.	Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

19.	Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

20.	Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Executive and the Company.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

LIMBACH FACILITY SERVICES, LLC		LIMBACH HOLDINGS, INC.

By:	/s/ Melissa DiMuro	By:	/s/ Melissa DiMuro
Name: Melissa DiMuro		Name: Melissa DiMuro
Title: Chief People & Culture Officer		Title: Chief People & Culture Officer

/s/ Charles A. Bacon III
Charles A. Bacon, III

[Signature Page to Employment Transition Agreement]

EXHIBIT A
(Release)

Exhibit A—Employee Transition Agreement

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is made and entered into on [●], 2023 by and between Charles A. Bacon, III (“Executive”) and Limbach Facility Services, LLC, a Delaware limited liability company (“Limbach Services” and the successor to 1347 Capital Corp., a Delaware corporation) (“1347”)(“Employer”).

WHEREAS, Executive has been employed by Employer pursuant to that certain employment agreement between Executive and Employer dated March 23, 2016 (the “Employment Agreement;” capitalized terms used without being capitalized herein shall have the meanings ascribed to them in the Employment Agreement);

WHEREAS, Executive, the Employer and Limbach Holdings, Inc., a Delaware Corporation (“LHI”), have entered into an Employment Transition Agreement that in part supersedes the Employment Agreement (the “Transition Agreement”);

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.            In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to make the payments and provide the other benefits to and on behalf of Executive under Sections 4 and 5 of the Transition Agreement, in accordance with the terms and subject to the conditions of such Transition Agreement.

2.            For the avoidance of doubt, Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than as set forth in the Transition Agreement; provided, however, that nothing herein shall affect Executive’s rights pursuant to Sections 4 and 5 of the Transition Agreement or Employer’s obligations and liabilities pursuant to Sections 4 and 5 of the Transition Agreement.

3.            The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer, LHI, their subsidiaries, their respective past and present affiliates, and the respective officers, directors, owners, members, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing, each in their capacity as such (collectively, the “Releasees”).

4.            Nothing in this Agreement and General Release shall be construed as an admission of liability by Employer or any other Releasee.

5.            To the extent permitted by applicable law and/or subject to any actions permitted under Section 8 hereof, Executive agrees that he will not encourage or assist any person to litigate

6.            claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify Employer immediately of his receipt of such subpoena so that Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice. Executive further represents that he has reported to Employer in writing any and all known work-related injuries that he has suffered or sustained during his employment with Employer or its affiliates.

7.            Executive represents that he has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court.

8.            Executive fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment; provided, however, that nothing in this Agreement and General Release shall either waive any rights or claims of Executive (i) that arise after Executive signs this Agreement and General Release; (ii) to enforce the terms of this Agreement and General Release the Transition Agreement or the terms of the Employment Agreement that survive the termination of Executive’s employment; (iii) for the provision of accrued benefits conferred to Executive or his beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans or any equity plan to which Executive participated in connection with his employment with Employer (including any rights Executive has a shareholder under such plans); (iv) based on Executive’s existing rights to indemnification, by the Employer or its affiliates pursuant to the Employment Agreement, Employer’s or affiliate’s governing documents or other written arrangements for acts committed during the course of Executive’s employment or existing rights to coverage under any; and (v) based on Executive’s existing coverage under any directors and officers insurance policy in accordance with the terms of such policy (collectively, the “Surviving Claims”). This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA) (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment by Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees, to the maximum extent permitted by law. Notwithstanding anything herein to the contrary, this Agreement and General Release does not purport to waive any claim for worker's compensation or unemployment benefits, and does not purport to waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties or waive the ability to report violations of any law administered by the Securities and Exchange Commission or Occupational Safety and Health Administration, or make other disclosures protected under the whistleblower provisions of state or federal law.

9.            Nothing in this Agreement and General Release shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Agreement and General Release, with any governmental agency or from participating in or cooperating with any investigation conducted by any governmental agency. Nevertheless, Executive agrees and understands that this Agreement and General Release waives all claims and rights to monetary or other recovery for any legal claims (other than the Surviving Claims) to the fullest extent permitted by law; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Agreement and General Release; provided, however, that nothing in this Agreement and General Release shall either waive any rights or claims of Executive with respect to the Surviving Claims. Notwithstanding the foregoing, this Agreement does not waive Executive’s rights to collect a “whistleblower” or similar award (including in accordance with the provisions of and rules promulgated under Section 21f of the Securities and Exchange Act or Section 806 of the Sarbanes-Oxley Act), to the extent the right to collect such an award may not be waived by private agreement.

10.            Executive acknowledges that all confidential information regarding Employer’s or any of its affiliates’ businesses compiled, created or obtained by, or furnished to, Executive during the course of or in connection with his employment with Employer or any of its affiliates is the exclusive property of Employer or such affiliate. Upon or before execution of this Agreement and General Release, Executive will endeavor to return to Employer all originals and copies of any material containing confidential information in his possession, custody or control, and Executive further agrees that he will not, directly or indirectly, use or disclose such information. For purposes of this Section 9, “confidential information” does not include information that is or becomes known publicly other than as a result (i) of Executive's acts, (ii) of Executive's omissions or (iii) Executive breaching obligations to Employer. Executive will also return to Employer upon or before execution of this Agreement and General Release any other items in his possession, custody or control that are the property of Employer, including, but not limited to, his files, credit cards, identification card, data storage devices, passwords and office keys. Notwithstanding any provision in this Section 9 or any other agreement between Executive and Employer or any policy of Employer to the contrary, Executive may retain copies of his contact list, calendar and documents relating to the terms and conditions of his employment.

Executive acknowledges that (i) he has been given at least twenty-one (21) calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) he has seven (7) calendar days from the date he executes this Agreement and General Release in which to revoke it; and (iii) this Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to Melissa DiMuro, Chief People & Culture Officer, Limbach,5102 W Laurel Street, Ste 400, Tampa, FL 33607, by midnight on or before the seventh calendar day after Executive signs the Agreement and General Release.

11.            Executive acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement and General Release. Executive hereby acknowledges that he understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by him.

12.            Any non-disclosure provision in this Agreement and General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement and General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Employer to make any such reports or disclosures and that he is not required to notify the Employer that he has made such reports or disclosures.

13.            Executive shall not make any oral or written statements, either directly or through other persons or entities, which are (i) disparaging to the Employer or any of the Employer’s affiliates, or the management, officers, directors, services, products or operations thereof, or (ii) likely to adversely affect the business relationship of the Employer or its affiliates with the public generally or with any of their respective customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, partners, contractors or employees. Notwithstanding the foregoing, it shall not be a violation of this provision for Executive to make truthful statements when required by compulsory legal process or as otherwise may be required by law.

14.            This Agreement and General Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

15.            This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement (as amended by the Transition Agreement) and the Transition Agreement) set forth the entire agreement between Executive and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate (i) any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Sections 6, 7 and 8 of the Employment Agreement (as such provisions are amended or modified by the Transition Agreement) or (ii) any obligation of Employer pursuant to the Transition Agreement. This Agreement and General Release may only be modified by written agreement signed by both parties.

16.            The Employer and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and General Release and the remainder of the Agreement and General Release shall remain in full force and effect.

17.            This Agreement and General Release will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement and General Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

18.            All judicial proceedings brought against any party arising out of or relating to this Agreement and General Release, or any obligations or liabilities hereunder, shall be brought in the United States District Court for the Southern District of New York, provided that if the judicial proceeding shall not satisfy applicable federal jurisdiction requirements, such dispute shall be brought in the state courts of the State of New York. By executing and delivering this Agreement and General Release, each party irrevocably: accepts generally and unconditionally the exclusive jurisdiction and venue of such courts and waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement and General Release in any court of competent jurisdiction.

19.            Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.

20.            The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signatures on Following Page]

Exhibit A—Employee Transition Agreement

PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYER

LIMBACH FACILITY SERVICES, LLC

By:

Name:

Date:

EXECUTIVE

By:

Name:	Charles A. Bacon, III

Date:

EXHIBIT B
(RSU Schedule)
(as of January 15, 2023)

Time-based RSUs	Shares and vesting (in shares of Common Stock)	Total Unvested Shares

2021 Plan	3,889 shares vest January 1, 2024	3,889
2022 Plan	8,547 shares vest on each of January 1, 2024 and 2025, respectively	17,094
2023 Plan	7,049, 7,049 and 7,050 shares vest on each of January 1, 2024, 2025 and 2026, respectively	21,148
Total		42,131

EXHIBIT C
(Illustration of such pro-ration based on a April 30, 2023 Termination Date)

Award Year*	Amoun Performance Period Completed as of 1/1/23	Pro-Rated for 2023	Target Status	Notes
2020 PSUs Grant (2020-2022)	3 year period completed		TBD
2021 PSUs Grant (2021-2023)	2021 and 2022 completed	4 months of 2023 would be completed through employment termination date	TBD	Based on April 30th Termination Date - 28 months of the 36 months of the award would be payable if Target is achieved (or ~78% of the full award pro-rated)
2022 PSUs Grant (2022-2024)	2022 completed	4 months of 2023 would be completed through employment termination date	TBD	Based on April 30th Termination Date --16 months of the 36 months of the award would be payable if Target is achieved (or ~44% of the full award pro-rated)
2023 PSUs Grant (2023-2025)	Nothing completed 2023 first year of period	4 months of 2023 would vest through employment termination date	TBD	Based on April 30th Termination Date -- 4 months of the 36 months of the award would be payable if Target is achieved (or ~11% of the full award pro-rated)

Schedule 4a.v.
(Additional Benefits)

The Company will use reasonable commercial efforts to provide during the Benefit Continuation Period the following, but only to the extent that: (i) such benefits are legally permissible during a post-employment period (i.e., after the Termination Date); (ii) the plan documents and/or programs governing and related to such benefits permit under their current terms the ability for such benefits to continue post-employment (i.e., after the Termination Date); (iii) the implementation of such benefits post-employment (i.e., after the Termination Date) does not cause the Company or its subsidiaries to incur fees, expenses, charges or similar expenses or be subject to additional liabilities that would be outside those normally incurred by the Company or its subsidiaries in providing such benefits to other senior executives at the Company and/or (iv) such benefits would not violate any rule or regulation imposed by the Securities Exchange Commission and or any stock exchange that the Company is then listed on:

•	Continuation of coverage under the Executive’s stand-alone MassMutual long-term disability coverage currently in place with the Company for the Benefit Continuation Period

•	Continuation of coverage under the Executive’s life insurance coverage currently in place with the Company for the Benefit Continuation Period

•	Subject to the license requirements or restrictions imposed by the National Association of Corporate Directors (“NACD”), the Executive’s continued membership in the Company’s NACD membership through the Company for the Benefit Continuation Period.

To the extent the conditions in the first paragraph of this Schedule are met, then the continuation of the benefits listed on this Schedule would continue through the Benefit Continuation Period. In such cases, the Company or its subsidiaries would be responsible during the Benefit Continuation Period to pay such amounts for these benefits as it is paying for them on the Termination Date.

Executive agrees to execute such documentation as may be reasonably required to effectuate the details in this Schedule.